CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------


We hereby consent to the use in the Prospectus constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, and in the Form AC and the Application on Form H-(e)1-S filed with the Office of Thrift Supervision of our report dated December 12, 2003, relating to the consolidated financial statements of St. Edmond's Federal Savings Bank and Subsidiary for the years ended October 31, 2003 and 2002. We also consent to the reference to us under the heading "Experts" in the Prospectus of this Registration Statement on Form SB-2, and Form AC and Application H-(e)1-S.


/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania
March 1, 2004